Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE (I) IT IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE AND CONFIDENTIAL.

LOAN AND SECURITY AGREEMENT
This LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of February 7, 2024 (the “Effective Date”), between MUFG BANK, LTD. (“Bank”), and COUCHBASE, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.
1ACCOUNTING AND OTHER TERMS
1.1 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Bank shall be prepared in accordance with GAAP as in effect at the time of such preparation, except with respect to unaudited financial statements (a) non- compliance with FAS 123R, and (b) for the absence of footnotes and subject to year-end audit and purchase accounting adjustments. Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded, (ii) if Borrower notifies Bank that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Bank notifies Borrower that Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (iii) any obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.
1.2 Rates. Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Prime Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Prime Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Bank and its affiliates or other related entities may engage in transactions that affect the calculation of the Prime Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse Borrower. Bank may select information sources or services in its reasonable discretion to ascertain the Prime Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
2LOAN AND TERMS OF PAYMENT
2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
2.2 Revolving Line.
(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. Each Advance shall be comprised entirely of SOFR Advances. Each SOFR Advance shall be in an aggregate amount of at least $1,000,000 or a larger multiple of $100,000; provided, that a SOFR Advance may be in an aggregate amount that is equal to the entire unused balance of the Availability Amount. There shall not be more than a total of seven (7) SOFR Advances outstanding at any time.
(b) Letter of Credit Sublimit. Subject to the terms and conditions of this Agreement, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request from time to time by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Availability Amount; provided further, that the maturity date of any such Letter of Credit shall not be later than the Revolving Line Maturity Date. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance and shall include terms (including, without limitation, the expiration date thereof) acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of letter of credit application and agreement (as such form may be amended, restated, supplemented, replaced, or otherwise modified from time to time) and any other agreement that Borrower may enter into with Bank in connection with such Letters of Credit.
(c) Termination. The Revolving Line terminates on the Revolving Line Maturity Date, when the outstanding principal amount of all Advances, the accrued and unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
2.3 Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Availability Amount, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at a per annum rate equal to the rate that is otherwise applicable to Advances plus three percent (3.0%).
2.4 Procedures for Borrowing.
(a) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Borrower’s irrevocable notice to Bank. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Authorized Signer of Borrower, or may be given by telephone to Bank (if promptly confirmed by such a written Borrowing Request consistent with such telephonic notice) and must be received by Bank not later than 2:00 p.m. Pacific time three (3) U.S. Government Securities Business Days prior to the date of the requested Borrowing.
(b) Each Borrowing Request for a Borrowing pursuant to this Section shall specify the following information: (i) the aggregate amount of the requested Advance; (ii) the date of such Advance (which shall be a Business Day); and (iii) the Interest Period therefor. If no Interest Period is specified with respect to any requested SOFR Advance, Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c) Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances. Bank shall credit proceeds of an Advance to an account designated by Borrower to Bank in writing. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.
2.5 Interest Elections. Borrower may elect to convert any Advance to an Advance with a different Interest Period or to continue as the same type of such Advance. Each such election pursuant to this Section shall be made upon Borrower’s irrevocable notice to Bank. Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Authorized Signer of Borrower, or may be given by telephone to Bank (if promptly confirmed in writing by delivery of such a written Interest Election Request consistent with such telephonic notice) and must be received by Bank not later than the time that a Borrowing Request would be required under Section 2.4 if Borrower were requesting an Advance of the type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall specify the Advance to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance, the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, and the Interest Period therefor after giving effect to such election. If Borrower fails to deliver a timely and complete Interest Election Request with respect to a SOFR Advance prior to the end of the Interest Period therefor, then, unless such SOFR Advance is repaid as provided herein, Borrower shall be deemed to have selected that such SOFR Advance shall automatically be continued as a SOFR Advance with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred, then, so long as such Event of Default is continuing, at Bank’s election, (i) no outstanding Advance may be converted to or continued as a SOFR Advance and (ii) unless repaid as provided herein, each SOFR Advance shall automatically be converted to a Prime Rate Advance at the end of the Interest Period therefor.
2.6 Payment of Interest on the Credit Extensions.
(a) Interest Rate. Subject to Section 2.6(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to (i) for each Prime Rate Advance, the greater of (A) one-half of one percent (0.50%) above the Prime Rate, and (B) three and three-quarters of one percent (3.75%), or (ii) for each SOFR Advance, three percent (3.0%) above the Term SOFR for the Interest Period therefor.
(b) Default Rate. Upon the occurrence and during the continuance of an Event of Default, at Bank’s election, Obligations shall bear interest at a rate per annum which is two percent (2.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.6(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
(c) Payment. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Advance prior to the end of the Interest Period therefor, accrued interest on such Advance shall be payable on the effective date of such conversion.
(d) Interest Computation. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days (or in the case of interest computed by reference to the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Advance shall be computed on a daily basis based upon the outstanding principal amount of such Advance as of the applicable date of determination. The applicable Prime Rate or Term SOFR shall be determined by Bank, and such determination shall be conclusive absent manifest error.
(e) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Bank will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.7 Fees. Borrower shall pay to Bank:
(a) [Reserved];
(b) Unused Revolving Line Facility Fee. Payable quarterly in arrears on the last day of each calendar quarter occurring thereafter prior to the Revolving Line Maturity Date, and on the Revolving

Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to one-quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line, as determined by Bank, computed on the basis of a year with the applicable number of days as set forth in Section 2.6(d). The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding;
(c) Letter of Credit Fees. Borrower shall pay Bank (i) a letter of credit fee (the “Letter of Credit Fee”) equal to two percent (2.00%) per annum times the daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of such Letter of Credit to and including the date of expiration or termination of such Letter of Credit, and (ii) without duplication of costs, expenses and fees otherwise payable to Bank hereunder, all reasonable and documented out-of-pocket costs and expenses incurred by Bank on account of such Letters of Credit and any other standard issuance or other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit. The Letter of Credit Fee shall be payable in arrears on the last day of each calendar quarter and on the Revolving Line Maturity Date. All Letter of Credit Fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any other fees payable to Bank pursuant to this paragraph shall be payable within ten (10) days after demand.
(d) Bank Expenses. All Bank Expenses (including reasonable and documented attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).
(e) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.7 pursuant to the terms of Section 2.8(c). Bank shall provide Borrower written notice of deductions made from any of Borrower’s deposit accounts pursuant to the terms of the clauses of this Section 2.7.
2.8 Repayment; Prepayments; Payments Generally; Application of Payments; Debit of Accounts.

(a) Repayment. The outstanding principal amount of all Advances, the accrued and unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable on the Revolving Line Maturity Date.
(b) Prepayments. Borrower may prepay any Advances at any time from time to time without penalty or premium. Borrower shall provide Bank prior notice of any prepayment in the form of a Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Such Prepayment Notice must be received by Bank (i) in the case of prepayment of a SOFR Advance, not later than 2:00 p.m. Pacific time three (3) U.S. Government Securities Business Days before the date of prepayment, or (ii) in the case of prepayment of a Prime Rate Advance, not later than 2:00 p.m. Pacific time one (1) Business Day before the date of prepayment.  Each Prepayment Notice shall specify (x) the prepayment date and (y) the principal amount of each Advance or portion thereof to be prepaid.  Each Prepayment Notice shall be irrevocable; provided that such Prepayment Notice may state that such prepayment is contingent upon the effectiveness of other credit facilities, securities offerings or other transactions, the proceeds of which will be used to refinance in full this Agreement, in which case such notice may be revoked by Borrower (by notice to the Bank on or prior to the specified effective date) if such condition is not satisfied.
(c) Payments Generally. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff, counterclaim or deduction before 2:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 2:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. Unless otherwise provided in this Agreement, when a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
(d) Application of Payments. Prior to the existence of an Event of Default, payments shall be applied as directed by Borrower. Upon the occurrence and during the continuance of an Event of Default, Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied and Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
2.9 Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Advance other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Advance other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate Bank for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of Bank setting forth any amount or amounts that Bank is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
2.10 Increased Costs.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Bank;
(ii) subject Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (d) of the definition of Excluded Taxes and (C) Connection Income Taxes)

on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii) impose on Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances;
and the result of any of the foregoing shall be to increase the cost to Bank of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to Bank, or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount) then, upon request of Bank, Borrower will pay to Bank, such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If Bank determines that any Change in Law affecting Bank or any lending office of Bank or Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Banks’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement, the Revolver Commitments of Bank or the Advances made by Bank to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement. A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
2.11 Taxes.
(a) Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.
(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of Borrower or Bank) requires the deduction or withholding of any Tax from any such payment by Borrower or Bank, then such party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this section) Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Bank timely reimburse it for the payment of, any Other Taxes.
(d) Indemnification by Borrower. Borrower shall indemnify Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this section) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.
(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section, Borrower shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank
(f) Status of Lenders
(i) Bank or any other lender under any Loan Document that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Bank or any other lender under this Agreement or any Loan Document, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not such lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this section) shall not be required if in Bank or any other such lender’s reasonable judgment such completion, execution or submission would subject Bank or any such lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such lender,
(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
(A)    Bank or any lender that is a U.S. Person shall deliver to Borrower on or about the date on which bank or any such lender becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that Bank or any such lender is exempt from U.S. federal backup withholding tax
(B)    Bank or any foreign lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or about the date on which Bank or any such foreign lender becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1) in the case of Bank or any foreign lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) executed copies of IRS Form W-8ECI;
(3) in the case of Bank or any foreign lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the U.S. Code, (x) a certificate to the effect that such Bank or foreign lender is not a “bank” within the meaning of U.S. Code Section 881(c)(3)(A), a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the U.S. Code, or a “controlled foreign corporation” related to Borrower as described in U.S. Code Section 881(c)(3)(C) (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4) to the extent Bank or foreign lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate and/or other certification documents from each beneficial owner, as applicable; provided that if Bank or the foreign lender is a partnership and one or more direct or indirect partners of Bank or such foreign lender are claiming the portfolio interest exemption, Bank or such foreign lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C) Bank or any foreign lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or about the date on which Bank or such foreign lender becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit to determine the withholding or deduction required to be made; and
(D) if a payment made to Bank or any lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in U.S. Code Section 1471(b) or 1472(b), as applicable), Bank or any such lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by Applicable Law (including as prescribed by U.S. Code Section 1471(b)(3)(C)(i)) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that Bank or any such lender has complied with Bank or any such lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(E) Bank and any other lender under any Loan Document agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect,

it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.
(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this section (including by the payment of additional amounts pursuant to this section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h) Survival. Each party’s obligations under this Section shall survive any assignment of rights by, or the replacement of, Bank, the termination of the commitments hereunder and the repayment, satisfaction or discharge of all obligations under any Loan Document.
2.12 Inability to Determine Rates. Subject to Section 2.13, if, on or prior to the first day of any Interest Period for any SOFR Advance:
(a) Bank determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or
(b) Bank determine that for any reason in connection with any request for a SOFR Advance or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Advance does not adequately and fairly reflect the cost to Bank of making and maintaining such Advance, then, in each case, Bank will promptly so notify Borrower.
Upon notice thereof by Bank to Borrower, any obligation of Bank to make SOFR Advances, and any right of Borrower to continue SOFR Advances shall be suspended (to the extent of the affected SOFR Advances or affected Interest Periods) until Bank revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Advances (to the extent of the affected SOFR Advances or affected Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Prime Rate Advances in the amount specified therein and (ii) any outstanding affected SOFR Advances will be deemed to have been converted into Prime Rate Advances at the end of the applicable Interest Period. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.9.

2.13 Benchmark Replacement Setting.
(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any interest rate swap or other funding arrangement entered by Bank to make or maintain any Advance shall be deemed not to be a “Loan Document” for purposes of this paragraph), upon the occurrence of a Benchmark Transition Event, Bank and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth Business Day after Bank has posted such proposed amendment to Borrower. No replacement of a Benchmark with a Benchmark Replacement pursuant to this section will occur prior to the applicable Benchmark Transition Start Date.
(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c) Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Bank will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Bank under the section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Bank’s sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this section.
(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Bank in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e) Benchmark Unavailability Period. Upon Borrower’ receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a borrowing of SOFR Advances, or a conversion to or a continuation of any SOFR Advances to be made during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of Prime Rate Advances and any outstanding SOFR Advances will automatically convert to Prime Rate Advances at the end of the applicable Interest Period.
2.14 Illegality. If Bank determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Bank or its applicable lending office to make, maintain or fund Advances whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by Bank to Borrower (an “Illegality Notice”), (a) any obligation of Bank to make SOFR Advances, and any right of Borrower to continue SOFR Advances shall be suspended until Bank notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, Borrower shall, if necessary to avoid such illegality, upon demand from Bank, prepay or, if applicable, convert all SOFR Advances to Prime Rate Advances, on the last day of the Interest Period therefor, if all Bank may lawfully continue to maintain such SOFR Advances to such day, or immediately, if Bank may not lawfully continue to maintain such SOFR Advances to such day. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.9.
2.15 Accordion.
(a) Increase in Revolver Commitments. Subject to the conditions set forth in Section 2.15(b), Borrower may request that the Revolver Commitments be increased by an aggregate amount of up to Twenty-Five Million Dollars ($25,000,000) (each such increase, an “Increase”; and each date on which an Increase is made, an “Increase Date”). Borrower may submit a request in writing in accordance with the notice provisions of this Agreement (each, an “Increase Request”) not later than 2:00 p.m. Pacific time three (3) U.S. Government Securities Business Days prior to the date of the proposed Increase that Bank increase its Revolver Commitments in connection with a proposed Increase (it being agreed and understood that Bank shall not be obligated to increase its Revolver Commitments). If Bank does not agree to increase its Revolver Commitments in connection with such proposed Increase, then Borrower may consult with Bank to invite one or more prospective lenders satisfactory to Bank in its reasonable discretion to become a lender under this Agreement in connection with a proposed Increase. Any Increase shall be in an amount of at least $1,000,000 and integral multiples of $100,000 in excess thereof. In no event may the Revolver Commitments be increased pursuant to this Section 2.15 on more than three (3) occasions in the aggregate for all such Increases. Submission by Borrower of an Increase Request shall be deemed to be a certification that the representations and warranties in this Agreement are true, accurate, and correct in all material respects on the date of such submission; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and correct in all material respects as of such specific date. For the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolver Commitments exceed Twenty-Five Million Dollars ($25,000,000).
(b) Conditions to Increase. Each of the following shall be conditions precedent to any Increase of the Revolver Commitments: (i) Borrower has obtained the commitment of either Bank or one or more other prospective lenders reasonably satisfactory to Bank to provide the applicable Increase; (ii)

if such Increase is not provided by Bank in full, any new lenders shall duly execute and deliver a joinder agreement or amendment to this Agreement, in form and substance reasonably satisfactory to Bank, to which such lenders, Borrower and Bank are party; (iii) each of the conditions precedent set forth in Section 3.2(b) and (c) have been satisfied; (iv) Borrower shall have paid all increase and closing fees as may be required by Bank or any other applicable lender as a condition to such Increase; (v) Borrower shall arrange for the delivery of all Loan Documents, certificates and other items as Bank or other lender may reasonably require in connection with such Increase; and (vi) no Event of Default has occurred and is continuing.
(c) Miscellaneous. The Revolver Commitments and Advances established pursuant to this Section 2.15 shall constitute Revolver Commitments and Advances under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrower shall take any actions reasonably required by Bank to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Revolver Commitments.
3CONDITIONS OF LOANS
3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may request, including, without limitation:
(a) duly executed Loan Agreement;
(b) the Operating Documents of Borrower and (i) a long-form good standing certificate of Borrower certified by the Secretary of State of the State of Delaware and (ii) good standing/foreign qualification certificates certified by the Secretary of State (or equivalent agency) of each other jurisdiction in which Borrower is qualified to conduct business and the failure of so qualified in such jurisdiction would reasonably result in a Material Adverse Change, in each case, as of a date no earlier than thirty (30) days prior to the Effective Date;
(c) certificate duly executed by a Responsible Officer or secretary of Borrower with respect to Borrower’s (i) Operating Documents, (ii) good standing certificates, (iii) Borrowing Resolutions and (iv) incumbency;
(d) certified copies, dated as of a recent date, of searches for financing statements filed in the central filing office of the State of Delaware against Borrower, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements constitute Permitted Liens;
(e) evidence satisfactory to Bank that (i) that certain Amended and Restated Loan and Security Agreement, dated as of January 29, 2021, between Borrower and Silicon Valley Bank, has been terminated and all amounts thereunder shall have been paid in full, and (ii) all Liens granted in connection therewith have been terminated;
(f) duly executed Perfection Certificate of Borrower;

(g) evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and
(h) payment of the fees and Bank Expenses then due as specified in Section 2.7(a) and (d) hereof.
3.2 Conditions Precedent to all Credit Extensions. Bank’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
(a) timely receipt of the Credit Extension request and any materials and documents required by Section 2.4;
(b) the representations and warranties in this Agreement shall be true, accurate, and correct in all material respects on the date of the proposed Credit Extension and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and correct in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and correct in all material respects as of such date; and
(c) Bank determines to its reasonable satisfaction that there has not been a Material Adverse Change.
3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
4CREATION OF SECURITY INTEREST
4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens).
4.2 Termination. If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of

Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating to such Letters of Credit.
4.3 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens). If Borrower shall acquire a commercial tort claim valued in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), individually or in the aggregate, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
4.4 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.
5REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business or operations. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to Bank that except as otherwise disclosed to Bank from time to time pursuant to Section 7.2, (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and correct in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection

Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and filings necessary to perfect Liens granted under the Loan Documents), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business or operations.
5.2 Collateral. The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject to Permitted Liens). Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. As of the Effective Date, Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith. The Accounts are bona fide, existing obligations of the Account Debtors.
As of the Effective Date, the Collateral is not in the possession of any third party bailee (such as a warehouse) or maintained at locations except as otherwise provided in the Perfection Certificate.
All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non- exclusive licenses granted to its customers in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, (b) over-the-counter software that is commercially available to the public, (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate or as otherwise disclosed to Bank and (d) open-source software. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business or operations.
As of the Effective Date, except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 [Reserved].
5.4 Litigation. Except as disclosed on the Perfection Certificate or as required to be disclosed pursuant to Section 6.2 (such disclosure shall be deemed to update the applicable provision of the Perfection Certificate), there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages payable by Borrower or any of its Subsidiaries of more than, individually or in the aggregate, Two Million Five Hundred Thousand Dollars ($2,500,000).
5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects (subject to normal fiscal year-end adjustments) Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
5.6 Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.
5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required income and other material tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Two Million Five Hundred Thousand Dollars ($2,500,000).
To the extent Borrower defers payment of any contested taxes, Borrower shall post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Two Million Five Hundred Thousand Dollars ($2,500,000). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.
5.11 Full Disclosure. To the best of Borrower’s knowledge, no written representation, warranty or other statement of Borrower or any of its Subsidiariesin any report, certificate or written statement by submission to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, written certificates and written statements submitted to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates or written statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.
5.13 Sanctions. Neither Borrower nor any of its Subsidiaries is: (a) in violation of any Sanctions; or (b) a Sanctioned Person. Neither Borrower nor any of its Subsidiaries, directors, or officers, or, to the knowledge of Borrower, any of its employees, agents or Affiliates: (i) conducts any business or engages in any transaction or dealing with any Sanctioned Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions; (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions; or (iv) otherwise engages in any transaction that could cause Bank to violate any Sanctions.
6AFFIRMATIVE COVENANTS
Borrower shall do all of the following:
6.1 Government Compliance.
(a) Except as permitted by Section 7.1 or Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Upon Bank’s reasonable request, Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.
6.2 Financial Statements, Reports. Provide Bank with the following by submitting to Bank:
(a) for each of the first three fiscal quarters of Borrower’s fiscal year, as soon as available, but no later than the earlier of (i) forty-five (45) days after the end of each such fiscal quarter, or (ii) five (5) days after filing with the SEC, a consolidated balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such quarter in a form of presentation reasonably acceptable to Bank (the “Quarterly Financial Statements”);
(b) together with the Quarterly Financial Statements delivered pursuant to Section 6.2(a) and the Annual Financial Statements delivered pursuant to Section 6.2(d) , a completed Compliance Statement, confirming that, as of the end of such fiscal period, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;
(c) within the earlier of (i) fifteen (15) days after approval by the Board or (ii) sixty (60) days after each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, (A) annual budgeted income statement for the then-current fiscal year of Borrower, and (B) annual financial projections for the then-current fiscal year, in each case as approved by the Board;
(d) as soon as available, but no later than the earlier of (i) one hundred twenty (120) days following the end of Borrower’s fiscal year, or (ii) five (5) days after filing with the SEC, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified (other than a qualification with respect to “going concern” or like qualification or exception solely as a result of the final maturity date of any Advance being scheduled to occur within twelve (12) months from the date of such opinion) opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank (the “Annual Financial Statements”);
(e) [reserved];
(f) within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be;
(g) within five (5) days of delivery, copies of all statements, reports and notices made available to all of Borrower’s security holders (in their capacity as such) or to any holders of Subordinated Debt;
(h) prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Million Five Hundred Thousand Dollars ($2,500,000) or more;
(i) prompt written notice of the occurrence of a Default or Event of Default; and

(j) promptly, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Bank.
Notwithstanding the foregoing, information required to be delivered pursuant to clauses (a), (b), (d), (f), (g), (h) and (i) of this Section 6.2 shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall be available on the website of the SEC at http://www.sec.gov. In the event that the Borrower is no longer subject to the reporting requirements under the Exchange Act, Borrower shall furnish Bank the information required to be delivered pursuant to clauses (a), (b) and (d) of this Section 6.2 in accordance with the same timeframes as were required when Borrower was a company subject to the reporting requirements under the Exchange Act.
Any submission by Borrower of a Compliance Statement or any other financial statement submitted to Bank shall be deemed to be a representation by Borrower that (a) as of the date of such Compliance Statement or other financial statement, the information and calculations set forth therein are true, accurate and correct in all material respects, (b) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement or other financial statement, as applicable; (c) as of the date of such submission, no Events of Default have occurred or are continuing; (d) all representations and warranties other than any representations or warranties that are made as of a specific date in Article 5 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement or other financial statement, as applicable; (e) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9; and (f) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.
6.3 [Reserved].
6.4 [Reserved].
6.5 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required income and other material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.6 Access to Collateral; Books and Records. At reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. Such inspections and audits shall be conducted no more often than once every twelve (12) months, unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10)

days in advance, and Borrower cancels or seeks to or reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.
6.7 Insurance.
(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Bank. All property policies shall have Bank’s loss payable endorsement showing Bank as lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.
(b) Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of property and casualty policies up toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral, (ii) shall be made within 365 days of date of receipt of such proceeds, and (iii) shall be deemed Collateral in which Bank has been granted a first priority security interest (subject to Permitted Liens), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.
(c) At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be canceled. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
6.8 Accounts. Borrower shall provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of this Section 6.8 shall not apply to the Excluded Accounts; provided that Borrower shall provide Bank with written notice promptly (and in any event within five (5) days) upon the time that any of Borrower’s accounts shall no longer constitute an Excluded Account as defined herein.
6.9 Minimum LTM Consolidated EBITDA. Maintain, to be tested as of the last day of each quarter and calculated on a trailing 12-month basis, Consolidated EBITDA of at least the amounts shown in the table immediately below for the corresponding reporting periods (the “Financial Covenant”):

Period Ending	Minimum LTM Consolidated EBITDA
LTM 4Q’24	$ (***)
LTM 1Q’25	$ (***)
LTM 2Q’25	$ (***)
LTM 3Q’25	$ (***)
LTM 4Q’25	$ (***)
LTM 1Q’26	$ (***)
LTM 2Q’26	$ (***)
LTM 3Q’26	$ (***)
LTM 4Q’26	$ (***)
LTM 1Q’27	$ (***)
LTM 2Q’27	$ (***)
LTM 3Q’27	$ (***)

6.10 Protection of Intellectual Property Rights.
(a) (i) Protect, defend and maintain the validity and enforceability of Borrower’s and each Subsidiary’s Intellectual Property material to Borrower’s business or operations; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of Borrower’s and each Subsidiary’s Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business or operations to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
(b) Provide written notice to Bank, concurrently with the required delivery of a Compliance Statement pursuant to Section 6.2, of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such commercially reasonable steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
6.12 Reserved.
6.13 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), Borrower and such Guarantor shall, within forty-five (45) days of such formation or acquisition, (a) cause such new Subsidiary (other than a Foreign

Subsidiary) to provide to Bank a joinder to this Agreement to become a co-borrower hereunder or a Guaranty to become a Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank, provided, however, that such pledge shall include no more than sixty-five percent (65%) of the presently existing and hereafter issued voting stock of any Foreign Subsidiary (as determined under U.S. federal tax principles); and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.
6.14 Use of Proceeds. Cause the proceeds of the Credit Extensions to be used solely (a) as working capital or (b) to fund its general business purposes, and not for personal, family, household or agricultural purposes.
6.15 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect, protect, ensure the priority of or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Upon Bank’s reasonable request, deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.
6.16 Post-Closing Obligations.
(a) On or prior to the date that is sixty (60) days after the Closing Date, the Borrower shall have delivered to Bank a Control Agreement with respect to all Collateral Accounts as required by Section 6.8, in form and substance satisfactory to Agent, duly authorized, executed and delivered by the Borrower, Agent and the bank at which such Collateral Account is maintained.
(b) On or prior to the date that is thirty (30) days after the Closing Date, the Borrower shall deliver to the Bank insurance endorsements, in form and substance reasonably satisfactory to Bank, with respect to additional insured, lenders loss payee and notice endorsements relating to the insurance policies required by Section 6.7 hereof.
7NEGATIVE COVENANTS
Borrower shall not do any of the following without Bank’s prior written consent:
7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; (g) of accounts receivable and other claims which arise out of the sale of goods or services to United Parcel Service, Inc., a Delaware corporation (“UPS”), and/or its Subsidiaries or Affiliates, to JPMorgan Chase Bank, N.A. (“JPMorgan”) and/or one (1) or more other investors, pursuant to the terms of a Master Receivables Purchase Acceptance Letter by and between Borrower and JPMorgan or to any other financial institution pursuant to any similar arrangement; or (h) not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate in any fiscal year.
7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) [reserved]; or (d) permit, allow or suffer any Change in Control. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Million Five Hundred Thousand Dollars ($2,500,000) in Borrower’s assets or property) or deliver any portion of the Collateral (other than movable items of personal property such as laptop computers) valued, individually or in the aggregate, in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.
7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, partnership, membership, or other ownership interest or other equity securities or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), except for Permitted Acquisitions; provided that a Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5 Encumbrance. (a) Create, incur, allow, or suffer to exist any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, (b) permit any Collateral not to be subject to the first priority security interest granted herein, or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property in favor of Bank, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.
7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8 hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, partnership, membership, or other ownership interest or other equity securities provided that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and pay cash in lieu of fractional shares in connection with such conversion, (ii) pay dividends or make distributions solely in common stock; (iii) repurchase stock pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) per fiscal year and (iv) any Subsidiary of Borrower may make dividends or distributions ratably on account of its capital stock; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.
7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions that are not otherwise prohibited by this Section 7, (c) transactions permitted by Section 7.7 hereof, (d) commercially reasonable and customary compensation arrangements with Borrower’s employees, officers, directors and managers and commercially reasonable and customary indemnification arrangements with Borrower’s directors and managers, in each case, approved by the Board, (e) the incurrence of Subordinated Debt, or (f) sales of equity securities in a bona fide financing transactions.
7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.
7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if such violation, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Borrower’s business or operations, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
7.11 Negative Pledge of Intellectual Property. Except for Permitted Liens, assign, pledge, grant a security interest in or upon, or encumber any of Borrower’s or any Subsidiary’s Intellectual Property existing now or in the future, in favor of any third party, without receiving Bank’s prior written consent.

8EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
8.2 Covenant Default.
(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.12, 6.13, 6.14, or 6.15 or violates any covenant in Section 7; or (b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) Business Days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Borrower be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;
8.3 [Reserved].
8.4 Attachment; Levy; Restraint on Business.
(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business, provided, however, that the Event of Default under this Section 8.4(b) shall be cured or waived for purposes of this Agreement upon Bank receiving written evidence that the same under subclauses (i) and (ii) hereof have, within ten (10) days after the occurrence thereof, been discharged or stayed (whether through the posting of a bond or otherwise) and so long as Bank has not declared an Event of Default under any other provision of this Agreement and/or exercised any rights with respect thereto;

8.5 Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Million Five Hundred Thousand Dollars ($2,500,000);
8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Million Five Hundred Thousand Dollars ($2,500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);
8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
8.9 Subordinated Debt. If (a) any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; (b) a default or event of default (however defined) has occurred under any document, instrument, or agreement evidencing any Subordinated Debt, which default shall not have been cured or waived within any applicable grace period; or (c) the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;
8.10 Lien Priority. There is a material impairment (through no fault of Bank) in the perfection or priority of Bank’s security interest in the Collateral;
8.11 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) a material impairment (through no fault of Bank) in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor; or
8.12 Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed that could reasonably be expected to cause a Material Adverse Change.

9BANK’S RIGHTS AND REMEDIES
9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:
(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
(c) demand that Borrower (i) deposit cash with Bank in an amount equal to at least (A) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
(d) terminate any FX Contracts (it being understood and agreed that (i) Bank is not obligated to deliver the currency which Borrower has contracted to receive under any FX Contract, and Bank may cover its exposure for any FX Contracts by purchasing or selling currency in the interbank market as Bank deems appropriate; (ii) Borrower shall be liable for all losses, damages, costs, margin obligations and expenses incurred by Bank arising from Borrower’s failure to satisfy its obligations under any FX Contract or the execution of any FX Contract; and (iii) Bank shall not be liable to Borrower for any gain in value of a FX Contract that Bank may obtain in covering Borrower’s breach);
(e) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;
(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;
(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(j) direct Borrower to deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations, pursuant to the terms of Section 9.4 hereof. Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank;
(k) demand and receive possession of Borrower’s Books; and
(l) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code or any Applicable Law (including disposal of the Collateral pursuant to the terms thereof).
9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its true and lawful attorney-in-fact, exercisable following the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and the Loan Documents have been terminated. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been satisfied in full, Bank is under no further obligation to make Credit Extensions and the Loan Documents have been terminated. Bank shall not incur any liability in connection with or arising from the exercise of such power of attorney and shall have no obligation to exercise any of the foregoing rights and remedies.
9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
9.4 Application of Payments and Proceeds. Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to any of Borrower’s deposit accounts or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
10NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below; provided that, for clause (b), if such notice, consent, request, approval, demand or other communication is not sent during the normal business hours of the recipient, it shall be deemed to have been sent at the opening of business on the next Business Day of the recipient. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.
If to Borrower:    COUCHBASE, INC.
[***]
Attn: [***]
Email: [***]
If to Bank:    MUFG BANK, LTD.
[***]
Attn: [***]
Fax: [***]
Email: [***]
with a copy to:    Lowenstein Sandler LLP
[***]
Attn: [***]
Fax:  [***]
Email: [***]
11CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law that would require the application of the laws of another jurisdiction. Borrower and Bank each irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly, irrevocably and unconditionally, submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby irrevocably and unconditionally consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.
12GENERAL PROVISIONS
12.1 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination and the repayment of all Obligations shall continue to survive notwithstanding this Agreement’s termination and the repayment of all Obligations.
12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign or transfer this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s sole discretion) and any other attempted assignment or transfer by Borrower shall be null and void. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Bank or any other lender hereunder may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolver Commitments and the Advances at the time owing to it). Notwithstanding the foregoing, if no Event of Default exists, Bank shall not be permitted to assign its interests in the Loan Documents to a direct competitor of Borrower, vulture fund or distressed debt fund, each as determined by Bank. The parties to each assignment shall execute and deliver to Bank an assignment and assumption agreement in a form reasonably satisfactory to Bank. The assignee shall deliver to Bank any such administrative information as Bank may request. Bank shall maintain at one of its offices a copy of each assignment and a register for the recordation of the names and addresses of the lenders, and the Advances of, and principal amounts (and stated interest) owing to, each lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Bank or any other lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice. Further, each lender (including Bank) that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (the “Participant Register”); provided that no lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations (or successor provisions of similar effect). The foregoing language is intended to cause the Advances, Loan or other obligations under any Loan Document, and any assignments and participation thereof, to be in “registered form” as defined in Sections 163(f), 871(h)(2) and 881(c)(2) of the U.S. Code and any related Treasury Regulations (or any other relevant or successor provisions of the U.S. Code or such Treasury Regulations). The entries in the Participant Register shall be conclusive absent manifest error, and such lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
12. 3 Indemnification.
(a) General Indemnification. Borrower shall indemnify, defend and hold Bank and its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys, or any other Person affiliated with or representing Bank and its Affiliates (each, an “Indemnified Person”) harmless against: all obligations, demands, losses, claims, damages, liabilities and related documented expenses (including Bank Expenses and the reasonable fees, charges and disbursements of any counsel for any Indemnified Person) (collectively, “Claims”) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Credit Extension or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person. All amounts due under this Section 12.3 shall be payable promptly after demand therefor.
(b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Credit Extension, or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person.
(c) This Section 12.3 shall survive the termination of this Agreement and the repayment of all Obligations until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run. This Section 12.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) Business Days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.
12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.
12.9 Confidentiality. Bank agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to Bank’s Subsidiaries and Affiliates and their respective employees, directors, agents, attorneys, accountants and other professional advisors (collectively, “Representatives” and, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees, assignees, credit providers or purchasers of Bank’s interests under or in connection with this Agreement and their Representatives (provided, however, Bank shall use commercially reasonable efforts to obtain any such prospective transferee’s, assignee’s, credit provider’s, purchaser’s or their Representatives’ agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required or requested in connection with Bank’s examination or audit; (e) in connection with the exercise of remedies under the Loan Documents or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. “Information” means all information received from Borrower regarding Borrower or its business, in each case other than information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures, including any Electronic Signature as defined in the Electronic Transactions Law (2003 Revision) of the Cayman Islands (the “Cayman Islands Electronic Signature Law”), if applicable, or the keeping of records in electronic form, including any Electronic Record, as defined in Cayman Islands Electronic Signature Law, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Cayman Islands Electronic Signature Law; provided, however that sections 8 and 19(3) of the Cayman Islands Electronic Signature Law shall not apply to this Agreement or the execution or delivery thereof.
12.12 Right of Setoff. Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them and other obligations owing to Bank. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
12.13 Captions and Section References. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. Unless indicated otherwise, section references herein are to sections of this Agreement.
12.14 Construction of Agreement. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
12.17 Anti-Terrorism Law. Bank hereby notifies Borrower that, pursuant to the requirements of Anti-Terrorism Law, Bank may be required to obtain, verify and record information that identifies

Borrower, which information may include the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with Anti-Terrorism Law. Borrower hereby agrees to take any action necessary to enable Bank to comply with the requirements of Anti-Terrorism Law.
12.18 Marketing Consent. Borrower hereby authorizes Bank Entities, without any prior approval by Borrower, to include Borrower’s name and logo in advertising, marketing, tombstones, case studies and training materials, and give such other publicity to this Agreement as Bank Entities may from time to time determine in their reasonable discretion; provided that notwithstanding the foregoing, no such advertising, marketing, tombstones, case studies, training materials, or other publicity may disclose any information that is restricted from being disclosed pursuant to the Loan Documents or that has not previously been disclosed by Borrower in an 8-K or similar public filing. The foregoing authorization shall remain in effect unless Borrower notifies Bank in writing that such authorization is revoked.
13DEFINITIONS
13.1 Definitions. As used in the Loan Documents, (i) the words “shall” or “will” are mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative, (ii) the term “continuing” in the context of an Event of Default means that the Event of Default has not been remedied (if capable of being remedied) or waived; and (iii) whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 13.1. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in this Agreement, the following capitalized terms have the following meanings:
“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Administrator” is an individual that is named as an Authorized Signer of Borrower in an approval by the Board.
“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. For purposes of the definition of Eligible Accounts, Affiliate shall include a Specified Affiliate.
“Agreement” is defined in the preamble hereof.
“Anti-Terrorism Law” means any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Law” means, as to any person, all applicable Laws binding upon such person or to which such a person is subject.
“ASU” is defined in Section 1.
“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.
“Availability Amount” is (a) the Revolving Line minus (b) the outstanding principal balance of any Advances minus (c) the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(d).
“Bank” is defined in the preamble hereof.
“Bank Entities” is defined in Section 12.9.
“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.
“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).
“Bank Services Agreement” is defined in the definition of Bank Services.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Bank and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the

Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)     in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the

Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.
“Board” is Borrower’s board of directors or equivalent governing body.
“Borrower” is defined in the preamble hereof.
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Request” means a request for an Advance in the form attached hereto as Exhibit C.
“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the U.S. Code.
“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) [reserved]; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock, partnership, membership, or other ownership interest or other equity securities of each Subsidiary of Borrower (other than directors’ qualifying shares or other similar shares as required by applicable law) free and clear of all Liens (except Liens created by this Agreement).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Claims” is defined in Section 12.3.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform

Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account or Commodity Account (other than any Excluded Account).
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Compliance Statement” is that certain statement in the form attached hereto as Exhibit B.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.9 and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
"Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA”: with respect to the Borrower for any period,
(a) Consolidated Net Income, plus
(b) the sum, without duplication, of the amounts for such period but (other than with respect to subclauses (xv) and (xvi)) solely to the extent deducted in calculating Consolidated Net Income, for such period of:
(i) Consolidated Interest Expense, plus
(ii) provisions for taxes based on income, plus
(iii) total depreciation expense, plus
(iv) total amortization or related impairments, plus

(v) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus
(vi) costs and expenses relating to the Loan Documents, plus
(vii) other extraordinary, unusual or nonrecurring charges or expenses; provided that, for any period, the aggregate amount added back pursuant to this clause (b)(vii) (x) shall not exceed $2,500,000 for such period and (y) when taken together with amounts added pursuant to clauses (b)(xiv), (b)(xv), and (b)(xvi), shall not exceed $7,500,000 for such period, plus
(viii) non-cash charges for employee compensation plans (including stock option compensation), plus
(ix) Public Company Costs paid in cash during such period, plus
(x) any fees, costs, expenses or charges related to any actual, proposed or contemplated issuance of capital stock, Investment, acquisition, disposition outside of the ordinary course of business, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof), plus
(xi) contingent obligations, purchase price adjustments, milestone payments, earn-out payments and indemnity obligations incurred in connection with any Permitted Acquisition, plus
(xii) any losses, charges or expenses that are (or are expected to be within one year of the end of such period with a deduction in the subsequent period to the extent not so reimbursed or paid) reimbursed or actually paid by a third party or under indemnification or reimbursement provisions, plus
(xiii) pro forma “run rate” cost savings, operating expense reductions and synergies relating to acquisitions, business combinations, Dispositions, and other cost savings initiatives that are factually supportable, reasonably identifiable and projected in good faith by the Borrower to be realized within 18 months from actions that have been taken or with respect to which substantial steps have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) within twelve months after the end of such measurement period, in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and net of the amount of actual benefits realized during such period from such actions; provided that, for any period, the aggregate amount added back pursuant to this clause (b)(xiii), (x) shall not exceed $2,500,000 for such period and (y) when taken together with amounts added pursuant to clauses (b)(vii), (b)(xiv), and (b)(xv), shall not exceed 7,500,000 for such period, plus
(xiv) adjustments, exclusions and add-backs set forth in any due diligence adjustments section of a quality of earnings analysis prepared by independent registered public accounts of recognized national standing and delivered to Bank in connection with any Permitted Acquisition or similar permitted Investment; provided that, the aggregate amount added back pursuant to this clause (b)(xiv), (x) shall not exceed $2,500,000 for such period and (y) when taken together with amounts added pursuant to clauses (b)(vii), (b)(xiii), and (b)(xv), shall not exceed 7,500,000 for such period, plus

(xv) restructuring, impairments, transitions, business optimization and similar fees, charges and expenses; provided that, for any period, the aggregate amount added back pursuant to this clause (b)(xv), (x) shall not exceed $2,500,000 and (y) when taken together with amounts added pursuant to clauses (b)(vii), (b)(xiii), and (b)(xiv), shall not exceed 7,500,000 for such period, plus
(xvi) other adjustments, charges or expenses as approved by Bank, minus
(c) the sum , without duplication of the amounts for such period of:
(i) non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus
(ii) interest income increasing Consolidated Net Income for such period;
provided that, without duplication of any adjustment set forth above (or of the type set forth above) or other pro forma adjustments pursuant to this Agreement, Consolidated EBITDA for any period shall be determined on a pro forma basis to give effect to any Permitted Acquisitions or any similar permitted Investment or any disposition of any business or assets consummated during such period, in each case, as if such transaction occurred on the first day of such period.
“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to capital lease obligations) of Borrower for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate swap or other funding arrangement agreement to the extent such net costs are allocable to such period in accordance with GAAP).
“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Borrower, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income”:
(a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with a Subsidiary of Borrower,
(b) the income (or deficit) of any such Person in which Borrower has an ownership interest, except to the extent that any such income is actually received by Borrower in the form of dividends or similar distributions,
(c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation agreement, instrument or other undertaking (other than under any Loan Document) or Applicable Law,
(d) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP,

(e) effects of adjustments related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items),
(f) any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations and other derivative instruments (including swap agreements) and earnouts, and
(g) any net realized or unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (i) hedging obligations for currency exchange risk and (ii) intercompany indebtedness) and any other foreign currency transaction or translation gains and losses.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a)  any indebtedness, lease, dividend, letter of credit, credit card or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” is any Advance, any Overadvance, Letter of Credit, FX Contract or any other extension of credit by Bank for Borrower’s benefit.
“Current Liabilities” are (a) all obligations and liabilities of Borrower to Bank, plus, (b) without duplication of (a), the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.
“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
“Default Rate” is defined in Section 2.6(b).
“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other entity.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in New York, New York, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
“Effective Date” is defined in the preamble hereof.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.
“Event of Default” is defined in Section 8.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Excluded Account” means (a) Deposit Accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees, (b) deposit securities, commodity or similar accounts with financial institutions other than Bank inside of the United States, so long as no more than Seven Million Five Hundred Thousand Dollars ($7,500,000) in the aggregate is maintained in such accounts for more than seven (7) consecutive days, (c) deposit, securities, commodity or similar accounts with financial institutions other than Bank outside of the United States so long as no more than Seven Million Five Hundred Thousand Dollars ($7,500,000) in the aggregate is maintained in such accounts for more than seven (7) consecutive days, and (d) PayPal, Stripe or similar payment processing accounts.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank with respect to an applicable interest in an Advance pursuant to a law in effect on the date on which (i) Bank acquires such interest in the Advance or (ii) Bank changes its lending office, (c) Taxes attributable to Bank’s failure to comply with Section 2.11(f) and (d) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the U.S. Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the U.S. Code.
“Floor” means a rate of interest equal to 0%.
“Foreign Currency” means lawful money of a country other than the United States.
“Foreign Subsidiary” means any Subsidiary which (i) is not organized under the laws of the United States or any state or territory thereof or the District of Columbia or (ii) an entity organized under the laws of the United States or any state or territory thereof or the District of Columbia substantially all of the assets of which consist of equity interests in, or other securities of or debt obligations owed by, one or more CFCs (or are treated as consisting of such assets for U.S. federal income tax purposes).
“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” is any Person providing a Guaranty in favor of Bank.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations with respect to Indebtedness described in clauses (a) through (c) and (e) of this definition and (e) and other short- and long-term obligations under debt agreements and lines of credit.
“Indemnified Person” is defined in Section 12.3.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, receivership, arrangement, or other relief.
“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:
(a) its Copyrights, Trademarks and Patents;
(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;
(c) any and all source or object code;
(d) any and all design rights which may be available to such Person;
(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Interest Election Request” means a request by Borrower to convert or continue an Advance in accordance with Section 2.5, which shall be in such form as Bank may approve.
“Interest Payment Date” means (a) as to any Prime Rate Advance, the last Business Day of each calendar month and the Revolving Line Maturity Date and (b) as to any SOFR Advance, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and the Revolving Line Maturity Date.
“Interest Period” means, as to any SOFR Advance, the period commencing on the date such credit extension is borrowed and ending on the numerically corresponding day in the calendar month that is one, three, six or twelve months thereafter (in each case, subject to the availability thereof), as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Revolving Line Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.13(d) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership, membership, or other ownership interest or other securities), and any loan, advance or capital contribution to any Person.
“JPMorgan” is defined in Section 7.1.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement in accordance with Section 2.1(b).
“Letter of Credit Fee” is defined in Section 2.5(c).
“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed Five Million Dollars ($5,000,000).
“Lien” is a claim, mortgage, deed of trust, levy, attachment, charge, hypothecation, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is on any date, Borrower’s unrestricted and unencumbered cash and Cash Equivalents maintained with Bank, Bank’s Affiliates or any other bank or financial institution, provided that such bank or financial institution executed and delivered a Control Agreement or other appropriate instrument in favor of Bank in a form acceptable to Bank.
“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, the Perfection Certificate, any Control Agreement, any Bank Services Agreement, any subordination agreement, any note or notes, any guaranties executed by Borrower or any Guarantor, any other documents related to the foregoing, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank, all as amended, restated, or otherwise modified in accordance with the terms thereof.
“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Revolving Line Commitment Fee, Unused Revolving Line Facility Fee, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.
“OFAC” is the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Overadvance” is defined in Section 2.3.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Payment Date” is the last calendar day of each month.
“Perfection Certificate” is defined in Section 5.1.
“Periodic Term SOFR Determination Day” is defined in the definition of “Term SOFR”.
“Permitted Acquisition” means a transaction whereby Borrower acquires all or substantially all of the capital stock or property of another Person, which satisfies each of the following conditions:
(a) such transaction shall only involve an entity formed, and assets located, in the United States, and the party or parties being acquired is in the same or a substantially similar line of business as Borrower;
(b) no Event of Default has occurred and is continuing or would exist after giving effect to the transaction and Bank has received satisfactory evidence that Borrower is in compliance with all terms and conditions of this Agreement (and that it will be in compliance after giving effect to the transaction);
(c) the acquisition is approved by the board of directors (or equivalent control group) of all parties to the transaction;
(d) the total aggregate cash consideration to be paid by Borrower and its Subsidiaries in connection with any individual transaction or in the aggregate for all such transactions does not exceed Fifty Million Dollars ($50,000,000) at any time; provided that immediately after giving effect to the transaction, Borrower shall (i) have Liquidity of at least Thirty Million Dollars ($30,000,000), and (ii) be in compliance with the Financial Covenant immediately prior to such transaction and on a pro forma basis; provided further that if immediately after giving effect to the transaction, Borrower maintains Liquidity of at least Seventy-Five Million Dollars ($75,000,000), the total aggregate cash consideration to be paid by Borrower and its Subsidiaries in connection with such transaction may exceed Fifty Million Dollars ($50,000,000) so long as Borrower shall be in compliance with the Financial Covenant immediately prior to such transaction and on a pro forma basis;
(e) Borrower provides Bank (i) written notice of the transaction at least three (3) Business Days prior to the closing of the transaction, and (ii) copies of the acquisition agreement and other material documents relative to the contemplated transaction and such other financial information, financial analysis, documentation or other information relating to such transaction as Bank shall reasonably request within five (5) Business Days after the closing of the transaction;
(f) Borrower is a surviving legal entity after completion of the contemplated transaction;
(g) the contemplated transaction is consensual and non-hostile;
(h) no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Liens;

(i) any Subsidiary of Borrower acquired in the contemplated transaction shall provide to Bank a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower or guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such Subsidiary in accordance with Section 6.13;
(j) the acquisition and the company being acquired is accretive in all respects; and
(k) Borrower shall have delivered to Bank, at least five (5) Business Days prior to the date on which any such acquisition is to be consummated (or such later date as is agreed by Bank in its sole discretion), a certificate of a Responsible Officer of Borrower, in form and substance reasonably satisfactory to Bank, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.
“Permitted Indebtedness” is:
(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents and any other Indebtedness in favor of Bank;
(b) Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;
(c) Subordinated Debt;
(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;
(g) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrower in an aggregate principal amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);
(h) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(i) Indebtedness that otherwise constitutes Permitted Investments;
(j) Permitted Publicly Traded Indebtedness;
(k) Indebtedness in connection with corporate credit cards in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000);
(l) Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;

(m) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price (including working capital adjustments), non-compete, or similar obligations of the Borrower or its Subsidiaries incurred in connection with the consummation of one or more Permitted Investments;
(n) other Indebtedness in an aggregate principal amount outstanding not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000); and
(o) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (n) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investments” are:
(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;
(b) (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;
(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;
(d) Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 6.8 of this Agreement) in which Bank has a first priority perfected security interest (subject to Permitted Liens);
(e) Investments accepted in connection with Transfers permitted by Section 7.1;
(f) Investments consisting of the ownership of equity interests in Subsidiaries and/or creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;
(g) Investments (i) by Borrower in Subsidiaries not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate in any fiscal year, (ii) by Subsidiaries (which is not a Borrower or guarantor) in other Subsidiaries or in Borrower, and (iii) Investments by a Borrower or Guarantor in any other Borrower or Guarantor;
(h) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;
(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary; and
(k) Investments not otherwise permitted in an aggregate amount of not more than Two Million Five Hundred Thousand Dollars ($2,500,000) in each fiscal year.
“Permitted Liens” are:
(a) Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;
(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the U.S. Code and the Treasury Regulations adopted thereunder;
(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Million Five Hundred Thousand Dollars ($2,500,000)in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000)and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(f) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non- exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;
(h) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
(j) deposits to secure the performance of bids, tenders, trade contracts, leases, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and other similar obligations, in each case provided in the ordinary course of business;
(k) Liens securing Subordinated Debt;
(l) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; and
(m) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Bank has a first priority perfected security interest (subject to Permitted Liens) in the amounts held in such deposit and/or securities accounts (ii) such accounts are permitted to be maintained pursuant to Section 6.8 of this Agreement.
“Permitted Publicly Traded Indebtedness” means any publicly traded Indebtedness incurred by the Borrower, including any high-yield bonds, convertible bonds or other Indebtedness, which satisfies each of the following conditions:
(a) the aggregate principal amount of such Permitted Publicly Trade Indebtedness shall not to exceed One Hundred Million Dollars ($100,000,000) at any time outstanding;
(b) no Event of Default has occurred and is continuing or would exist after giving effect to the transaction and Bank has received satisfactory evidence that Borrower is in compliance with all terms and conditions of this Agreement (and that it will be in compliance after giving effect to the transaction);
(c) such Indebtedness shall be unsecured;
(d) immediately after giving effect to the transaction, Borrower shall have Liquidity of at least Seventy-Five Million Dollars ($75,000,000);
(e) immediately after giving effect to the transaction, Borrower shall be in compliance with the Financial Covenant; and
(f) Borrower has received the prior written consent of Bank.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prepayment Notice” means a notice delivered by Borrower to Bank of any prepayment of an Advance in accordance with Section 2.8(b), which shall be in such form as Bank may approve.
“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of New York (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
“Prime Rate Advance” means an Advance that bears interest at a rate based on the Prime Rate.
“Public Company Costs”: as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act of 1933 (as amended, and the rules and regulations of the SEC promulgated thereunder, as amended) and the Securities Exchange Act of 1934 (as amended, and the rules and regulations of the SEC promulgated thereunder, as amended) or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other transaction costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.
“Quarterly Financial Statements” is defined in Section 6.2(a).
“Quick Assets” is on any date, (a) Borrower’s unrestricted and unencumbered cash and Cash Equivalents maintained with Bank, Bank’s Affiliates or any other bank or financial institution, provided that such bank or financial institution executed and delivered a Control Agreement or other appropriate instrument in favor of Bank in a form acceptable to Bank, plus (b) net billed accounts receivable, determined according to GAAP.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
“Restricted License” is any material license agreement (excluding any “shrink wrap” or other licenses that are generally commercially available) with respect to which Borrower is the licensee (a) that validly prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license agreement or any other property subject to such license agreement in favor of Bank, or

(b) for which a default under or termination of could reasonably be expected to interfere in any material respect with Bank’s right to sell any Collateral.
“Revolver Commitments” means the obligations of Bank (or any other lender pursuant to Section 2.15) to make Advances under the Revolving Line, as hereafter may be increased pursuant to Section 2.15; provided that such Advances shall not exceed the Availability Amount.
“Revolving Line” is an aggregate principal amount equal to Twenty-Five Million Dollars ($25,000,000), as hereafter may be increased pursuant to Section 2.15.
“Revolving Line Maturity Date” is February 7, 2027.
“Sanctioned Person” means a Person that: (a) is listed on any Sanctions list maintained by OFAC or any similar Sanctions list maintained by any other Governmental Authority having jurisdiction over Borrower; (b) is located, organized, or resident in any country, territory, or region that is the subject or target of Sanctions; or (c) is owned or controlled by one (1) or more Persons described in clauses (a) and (b) hereof.
“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States government and any of its agencies, including, without limitation, OFAC and the U.S. State Department, or any other Governmental Authority having jurisdiction over Borrower.
“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Advance” means an Advance that bears interest at a rate based on Term SOFR.
“SOFR Borrowing” means, as to any Advance, the SOFR Advances comprising such Advance.
“Specified Affiliate” is any Person (a) more than ten percent (10.0%) of whose aggregate issued and outstanding equity or ownership securities or interests, voting, non-voting or both, are owned or held directly or indirectly, beneficially or of record, by Borrower, and/or (b) whose equity or ownership securities or interests representing more than ten percent (10.0%) of such Person’s total outstanding combined voting power are owned or held directly or indirectly, beneficially or of record, by Borrower.
“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock, partnership, membership, or other ownership interest or other equity securities having ordinary voting power (other than stock, partnership, membership, or other ownership interest or other equity securities having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided further that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Transfer” is defined in Section 7.1.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
"U.S. Code" means the Internal Revenue Code of 1986, as amended.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the U.S. Code.
“U.S. Subsidiary” means any Subsidiary that is incorporated or formed under the laws of the United States of America, any state thereof or the District of Columbia (excluding any Subsidiary organized under the laws of any political subdivision of the United States (including any disregarded entity for U.S. federal income tax purposes), substantially all of the assets of which consist of, directly or indirectly, equity securities of one or more CFCs or indebtedness of such CFCs).
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unused Revolving Line Facility Fee” is defined in Section 2.5(b).
“UPS” is defined in Section 7.1.
“USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56, signed into law on October 26, 2001), as amended from time to time.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

COUCHBASE, INC.

By:	/s/ GREG HENRY
Name:	Greg Henry
Title:	Chief Financial Officer

[Signature Page to Loan and Security Agreement]

BANK:

MUFG BANK, LTD.

By:	/s/ LAWRENCE CHAO
Name:	Lawrence Chao
Title:	Vice President

[Signature Page to Loan and Security Agreement]

EXHIBIT A
COLLATERAL DESCRIPTION
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include (i) any accounts receivable and other claims which arise out of the sale of goods or services to United Parcel Service, Inc., a Delaware corporation, and/or its subsidiaries or affiliates, to JPMorgan and/or one (1) or more other investors, pursuant to the terms of a Master Receivables Purchase Acceptance Letter by and between Borrower and JPMorgan or to any other financial institution pursuant to any similar arrangement, (ii) with respect to stock in Foreign Subsidiaries, more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter (as determined under U.S. federal tax principles), (iii) any property to the extent that such grant of security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences, (iv) any interest of Borrower as a lessee or sublessee under a real property lease or an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease (but only to the extent that such prohibition is enforceable under all applicable laws including, without limitation, the Code); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank, (v) the Excluded Accounts, or (vi) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual

Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.
Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.
    Exhibit A - 62

EXHIBIT B
COMPLIANCE STATEMENT
TO: MUFG BANK, LTD.    Date: __________________
FROM: COUCHBASE, INC. (the “Borrower”)
Under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, modified, supplemented and/or restated from time to time, “Agreement”), Borrower is in complete compliance for the period ending ____________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes (other than, with respect to unaudited financial statements for the absence of footnotes and year-end audit adjustments). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Quarterly Financial Statements with Compliance Statement (first three fiscal quarters of each year)	Within the earlier of (i) 45 days of fiscal quarter end, or (ii) 5 days after filing with SEC (satisfied if periodic reports containing such information are available on the SEC website)	Yes No
Annual Financial Statements with Compliance Statement	Within the earlier of (i) FYE within 120 days or (ii) 5 days after filing with SEC (satisfied if periodic reports containing such information are available on the SEC website)	Yes No
Board approved projections	Within the earlier of (i) 15 days after approval by the Board or (ii) 60 after FYE, and as amended/updated	Yes No

Financial Covenant	Required	Actual	Complies
Minimum LTM Consolidated EBITDA			Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the fiscal period described therein.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

    Exhibit B - 64

Schedule 1 to Compliance Statement
Financial Covenant of Borrower
Calculations showing compliance with the financial covenant.

EXHIBIT C

BORROWING REQUEST FORM

    Date: _____________________

Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________    To Account #__________________________________________
(Loan Account #)                        (Deposit Account #)

Amount of Advance $___________________________
Interest Period _________________________________ (If no Interest Period is specified with respect to any requested SOFR Advance, Borrower shall be deemed to have selected an Interest Period of one month’s duration.)

All Borrower’s representations and warranties in the Loan and Security Agreement and the other Loan Documents are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date:

Authorized Signature:        Phone Number:
Print Name/Title:

Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.

Beneficiary Name: _____________________________    Amount of Wire: $
Beneficiary Bank: ______________________________    Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:         Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:         Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: ___________________________    2nd Signature (if required): _______________________________
Print Name/Title: ______________________________    Print Name/Title: ______________________________________
Telephone #:                     Telephone #: _____________________________

    Exhibit B - 67